UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2022

Mirum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38981	83-1281555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Tower Lane, Suite 1050 Foster City, California	94404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 667-4085

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MIRM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01.	Other Events.

On May 20, 2022, Mirum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Styx Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Satiogen Pharmaceuticals, Inc., a Delaware corporation (“Satiogen”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of certain securityholders of Satiogen (“Securityholders’ Representative”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) and consummated the transactions contemplated thereby pursuant to which Satiogen became a wholly owned subsidiary of the Company.

Pursuant to the terms and conditions of the Merger Agreement, Merger Sub merged with and into Satiogen (the “Merger”) whereupon the separate corporate existence of Merger Sub ceased, with Satiogen continuing as the surviving corporation of the Merger and a wholly owned subsidiary of the Company.

The upfront consideration for the Merger consisted of a combination of 641,799 shares of the Company’s common stock, par value $0.0001 (“Common Stock”), and approximately $2.8 million in cash in respect of an equivalent amount of cash on the books of Satiogen acquired by the Company at the closing of the Merger. The upfront consideration was subject to adjustment for, among other things, unpaid indebtedness and unpaid transaction expenses. 32,494 shares of Common Stock were held back from the upfront consideration by the Company and will remain so for a period of 12 months to satisfy customary post-closing purchase price adjustments and indemnification claims, subject to the terms and conditions of the Merger Agreement. Under the Merger Agreement, the Company has also agreed to issue an additional 199,993 shares of Common Stock as Merger consideration upon achievement of a certain milestone.

The Merger Agreement contains customary representations and warranties of each of the parties as well as customary covenants and additional agreements. The Merger Agreement includes indemnification provisions whereby the equityholders of Satiogen will indemnify the Company for losses arising out of, among other things, inaccuracies in, or breaches of, the representations, warranties and covenants of Satiogen and the pre-closing taxes of Satiogen, subject to certain caps and other limitations. The Company may satisfy certain claims for damages subject to indemnification by deducting from the shares of Common Stock held back from the upfront consideration, setting off from the shares of Common Stock issuable upon achievement of the milestone or proceeding directly against the equityholders of Satiogen, in each case, subject to the terms and conditions of the Merger Agreement.

The shares of Common Stock issued as consideration for the Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act. Pursuant to the Merger Agreement, the Company agreed to file a Registration Statement on Form S-3 to register the shares of Common Stock issued and to be issued as consideration for the Merger in order to permit such holders to re-sell such shares, subject to certain limitations, including certain lock-up provisions, and subject to the terms and conditions of the Merger Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mirum Pharmaceuticals, Inc.

Date: May 23, 2022	By:	/s/ Christopher Peetz
Christopher Peetz
President and Chief Executive Officer